Exhibit 99.1
LOS ANGELES SINGAPORE SELANGOR PENANG BANGKOK SUZHOU SHANGHAI

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 826-5051
	(818) 787-7000	info@BerkmanAssociates.com

Trio-Tech Reports Second Quarter Results

Van Nuys, CA -- February 23, 2009 -- Trio-Tech International (AMEX:TRT) today announced financial results for the second quarter and first half of fiscal 2009.

Second Quarter Results

    For the three months ended December 31, 2008, total revenue decreased to $5,562,000 compared to $12,871,000 for the second quarter of fiscal 2008.  The net loss for this year's second quarter was $426,000, or $0.13 per share, which included a non-cash impairment loss of $520,000, or 0.16 per diluted share, for the write-off of some fixed assets located in the Company's Suzhou and Shanghai, China facilities.  For the three months ended December 31, 2007, net income was $165,000, or $0.05 per diluted share, which included an impairment loss of $16,000 related to the disposal of certain fixed assets in Suzhou and Malaysia.

    "Excluding the non-cash impairment expense for the write-off of some of our Suzhou and Shanghai assets, Trio-Tech's operating profitability would have improved in the second quarter compared to the first quarter of fiscal 2009.  Given the historically weak conditions we face in the global semiconductor and electronics industries, we believe that this is a creditable performance.  We remain focused on winning as much business as we can in this difficult environment, while keeping our costs down, conserving our cash, and protecting our outstanding balance sheet," said Chief Executive Officer S.W. Yong.

    "We lowered costs further in the second quarter by consolidating all of our manufacturing and test and burn-in operations into our Singapore and Malaysia facilities, reducing headcount and executive salaries.  As a result of these efforts, general and administrative expenses decreased significantly compared to the same quarter last year."

    On January 8, 2009, the Company agreed to purchase for approximately $3,608,000 the property it previously leased for its testing operations in Malaysia.  The Company made a down payment of approximately $361,000, and expects to finance the balance of the purchase price using the proceeds of a bank loan of approximately $2,790,000 and internally generated funds.

    Revenue from the Company's products sales for the second quarter of fiscal 2009 decreased to $2,834,000 compared to $7,201,000 for the second quarter of fiscal 2008.  Gross margin increased to 21.3% from 17.5%, reflecting an improved product mix and reduced employee expenses.

    Revenue from testing services for the second quarter of fiscal 2009 decreased to $2,728,000 compared to $5,670,000 for the same quarter last year.  Gross margin in testing decreased to 26.3% from 34.1% a year earlier, due to lower volume and prices and excess capacity associated, in part, with the Singapore and China facilities.

    General and administrative expenses for this year's second quarter decreased by $1,065,000, compared to the second quarter of fiscal 2008.  This reflects cost cutting efforts to reduce personnel and payroll expenses, reductions in officer and executive compensation, and, due to employee count reductions, a reversal of $159,000 related to bonuses and annual leave provisions.

At December 31, 2008, cash and cash equivalents were $12,294,000 ($3.81 per outstanding share), working capital was $13,214,000, and shareholders' equity was $20,596,000 ($6.38 per outstanding share).

Six Months Results

Total revenue for the six months ended December 31, 2008, was $11,792,000 compared to $24,921,000 for the first six months of fiscal 2008.   The net loss for this year's first half was $1,145,000, or $0.35 per share.  This compares to net income for the first half of fiscal 2008 of $916,000, or $0.28 per diluted share.  Overall gross margin for the first half of fiscal 2009 was 22.2% of sales, compared to 25.0% of sales in the first half of fiscal 2008.

Revenue from the Company's product sales for the first half of fiscal 2009 decreased to $5,966,000 compared to $13,708,000 for the first half of fiscal 2008.  Gross margin improved to 17.9%, compared to 16.3% for the first half of fiscal 2008, reflecting an improved product mix and reductions in employee expenses.

Testing segment revenue for the first half of fiscal 2009 decreased to $5,826,000 compared to $11,213,000 for the first six months of fiscal 2008.  Gross margin on testing sales decreased to 26.7% from 35.6%, reflecting lower volume and absorption of fixed capacity.

General and administrative expenses for the first six months of fiscal 2009 decreased by $670,000 compared to the first half of fiscal 2008, reflecting continuing efforts to reduce personnel and overhead expenses.

About Trio-Tech

Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia.  Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others.  For further information or to request quotations for any of Trio-Tech's complete line of semiconductor test equipment, please visit the Company's Web site at www.triotech.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Six Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Products	$2,834	$7,201	$5,966	$13,708
Services	2,728	5,670	5,826	11,213
	5,562	12,871	11,792	24,921
Cost of Sales
Cost of products sold	2,230	5,939	4,897	11,468
Cost of services rendered	2,011	3,737	4,272	7,216
	4,241	9,676	9,169	18,684

Gross Margin	1,321	3,195	2,623	6,237

Operating Expenses
General and administrative	1,324	2,389	3,339	4,009
Selling	83	153	206	277
Research and development	10	19	20	38
Impairment loss	520	16	520	16
(Gain)/loss on sales of PP&E	5	--	(154)	--
Total operating expenses	1,942	2,577	3,931	4,340

Income(Loss) from Operations	(621)	618	(1,308)	1,897

Other Income (Expenses)
Interest expense	(46)	(79)	(104)	(164)
Other (expense) income	355	(176)	570	(251)
Total other (expense) income	309	(255)	466	(415)

Income (Loss) Before Income Taxes	(312)	363	(842)	1,482

Income Tax Provision (Benefits)	(62)	142	36	314

Income (Loss) Before Minority Interest	(250)	221	(878)	1,168
Minority interest	176	56	267	252
Net Income (Loss)Attributed to Common Shares	(426)	165	(1,145)	916

EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share	$(0.13)	$0.05	$(0.35)	$0.28
Diluted earnings (loss) per share	$(0.13)	$0.05	$(0.35)	$0.28

Weighted Average Shares Outstanding:
Basic	3,227	3,226	3,227	3,226
Diluted	3,227	3,228	3,227	3,259

Comprehensive Income (Loss):
Net income (loss)	$(426)	$165	$(1,145)	$916
Foreign currency translation adjustment	(8	702	(678)	918

Comprehensive Income (Loss)	$(434)	$867	$(1,823)	$1,834

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Dec. 31,	Jun. 30,
ASSETS	2008	2008
	(Unaudited)
CURRENT ASSETS:
Cash	$6,741	$6,600
Short-term deposits	5,553	7,746
Trade accounts receivable, net	3,938	5,702
Inventories, net	1,671	2,449
Prepaid expenses and other current assets	514	934

Total current assets	18,417	23,431

INVESTMENT IN CHINA	3,020	2,267
PROPERTY, PLANT AND EQUIPMENT, Net	7,231	8,136
OTHER INTANGIBLE ASSETS, Net	53	112
OTHER ASSETS	758	813

TOTAL ASSETS	$29,479	$34,759

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Line of credit	$5	--
Accounts payable	572	2,586
Accrued expenses	1,989	3,036
Income taxes payable	346	397
Current portion of bank loans payable	2,175	1,403
Current portion of capital leases	116	106

Total current liabilities	5,203	7,528

NOTES PAYABLE, net of current portion	--	1,620
CAPITAL LEASES, net of current portion	57	143
DEFERRED TAX LIABILITIES	539	510
	9	9

TOTAL LIABILITIES	5,808	9,810

MINORITY INTEREST	3,075	2,808

SHAREHOLDERS' EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 3,227,430 and 3,226,430 shares issued and outstanding as at December 31, 2008, and at June 30, 2008, respectively	10,365	10,362
Paid-in capital	1,203	928
Accumulated retained earnings	7,680	8,825
Accumulated other comprehensive loss-translation adjustments	1,348	2,026

Total shareholders' equity	20,596	22,141

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$29,479	$34,759